SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C.  20549

                                     Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities
Act of 1934

Date of Report (date of earliest event reported) December 9, 1997

Mallon Resources Corporation
(exact name of registrant as specified in its charter)

Colorado                     0-17267              84-1095959
(State or other            (Commission         (I.R.S. Employer
jurisdiction                File Number)      Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado       80202
(address of principal executive offices)          (zip code)

Registrant's telephone number, including area code: (303) 293-2333 not applicable
(former name or former address, if changed since last report)


Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated December 9, 1997, the text of which follows:

     Denver, Colorado - December 9, 1997 - Mallon Resources Corporation (Nasdaq: "MLRC") reported today that it has completed its Mallon Bell 3 State Comm. No. 2 gas well in Eddy County, New Mexico. The well is completed in two Morrow Formation zones at approximately 11,400 and 11,700 feet, which have tested at a combined production rate of approximately 3.2 million cubic feet of gas per day. Mallon owns an approximate 43% working interest in the well, and is the operator.

     The Mallon Bell 3 State Comm. No. 2 is located approximately one mile northeast of Mallon's Black River 10 Federal Comm. No. 1 well, which was completed in November 1996 and is currently producing in excess of 4 million cubic feet of gas per day.

     Mallon Resources Corporation is a Denver, Colorado, based oil and gas exploration and production company operating primarily in the San Juan and Delaware Basins of New Mexico. Mallon's Common Stock is quoted on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol "MLRC."


                            Signatures

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            Mallon Resources Corporation


December 9, 1997            _/s/ Roy K. Ross_________________
                            Roy K. Ross, Executive Vice President